Exhibit 99.1

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

February 4, 2005

Contact:	Investors: Genny Pennise (847) 295-5000, investor.relations@hewitt.com
Media: Kelly Zitlow (847) 442-7662, kelly.zitlow@hewitt.com

Hewitt Associates Reports First Quarter Results

Company Awarded Three New HR BPO Clients

LINCOLNSHIRE, Ill. - Hewitt Associates, Inc. (NYSE: HEW), a global human resources services firm, today reported results for its fiscal 2005 first quarter ended December 31, 2004. Results for the first quarter include the operations of Exult, Inc. since the merger closing date of October 1, 2004.

For the first fiscal quarter, Hewitt’s reported net revenues (revenues before reimbursements) increased 34%, to $710.4 million, from $532.0 million in the comparable prior-year quarter. Outsourcing revenues increased 47%, and Consulting revenues increased 7%. The net favorable effects of foreign currency translation were $12 million. Reported net income for the first quarter increased 16%, to $34.0 million, $0.28 per diluted share, from $29.4 million, $0.30 per diluted share, in the prior-year quarter.

Pro forma information is provided to assist in the comparability of current-period results as if Hewitt and Exult operations were combined in fiscal 2004. More detail is provided in the “Pro Forma Results” section below.

•	Net revenues increased 11%, to $710.4 million, from $641.8 million in the pro forma prior-year first quarter. On this basis, Outsourcing revenues increased 12%, and Consulting revenues increased 7%.

•	Total Company operating income grew 9% over the pro forma prior-year quarter; total Company operating margin was 8.7%, compared to 8.8% in the pro forma prior-year period.

•	Net income grew 16%, to $34.0 million, or $0.28 per diluted share, from $29.3 million, or $0.24 per diluted share, in the pro forma prior-year first quarter.

“Our first quarter results were good, and met early expectations that we had of the combination with Exult, particularly with respect to the success we’ve had integrating the companies thus far,” said Dale L. Gifford, chairman and chief executive officer. “Outsourcing revenue growth and core earnings met our expectations, and our comprehensive HR BPO solution continues to gain traction, as evidenced by our strong backlog and growing pipeline of opportunities. Including new relationships with Rockwell Automation and two additional large clients who we expect to name shortly, we have now been awarded seven new clients since the closing of the merger on October 1.” Gifford noted that Consulting revenue growth was modestly lower than expected, primarily resulting from a decline in health management consulting revenues. Gifford indicated his expectations for total Company net revenue growth of approximately 31% to 35% for the fiscal year, and reaffirmed guidance for core earnings of about $152 million to $156 million.

Reported Earnings

Reported net income for the first quarter increased 16%, to $34.0 million, $0.28 per diluted share, which included a $4.4 million pre-tax charge for the fiscal 2002 Initial Public Offering (IPO)-related grant of restricted stock to employees, $5.3 million of expense related to the amortization of Exult acquisition-related intangible assets, $4.2 million of synergies realized in connection with the merger with Exult, and $2.9 million of integration and retention costs related to the merger. Reported net income in the comparable prior-year quarter was $29.4 million, $0.30 per diluted share, and included a $4.1 million pre-tax charge for the one-time, IPO-related grant of restricted stock to employees.

Pro Forma Results

In accordance with SEC regulations for the determination of pro forma results, the prior-year pro forma results have been prepared assuming that the Company’s merger with Exult had occurred on October 1, 2003, and exclude all related non-recurring items. Pro forma information is provided to assist in the comparability of current-period results as if Hewitt and Exult operations were combined in fiscal 2004. Pro forma results are non-GAAP financial measures.

Total Company net revenues grew 11% in the first quarter, to $710.4 million, from $641.8 million in the pro forma prior-year quarter. Adjusting for the net favorable effects of foreign currency translation of approximately $12 million, and the fiscal 2005 first quarter impacts of Exult’s ReloAction acquisition and the acquisition of the majority interest of the Company’s Puerto Rico operations (“2004 acquisitions”) of approximately $7 million, total Company revenues increased 8%.

Net income increased 16% in the first quarter to $34.0 million, or $0.28 per diluted share, from $29.3 million, or $0.24 per diluted share, in the pro forma comparable prior-year quarter.

Core Earnings

The Company presents core earnings, a non-GAAP financial measure, to provide current quarterly information on a basis that includes the results of Exult from the date of the combination, October 1, 2004, forward; includes $8.1 million of costs and $4.2 million of synergy savings referred to above related to the merger with Exult; and excludes pre-tax charges of $4.4 million and $4.1 million for the 2005 and 2004 first quarters, respectively, related to the amortization of the one-time, IPO-related grant of restricted stock to employees. Core earnings per share also includes the shares issued in the IPO-related grant as if they had been outstanding from the beginning of fiscal 2002.

Core earnings for the first quarter of fiscal 2005 increased 16% to $36.6 million, or $0.30 per diluted share, from $31.7 million, or $0.32 per diluted share, in the first quarter of 2004.

Business Segment Results

Outsourcing

Reported Outsourcing segment revenues increased 47% in the first quarter, to $520.4 million, from $355.1 million in the prior-year quarter. On a pro forma basis, Outsourcing revenues increased 12% in the first quarter, to $520.4 million, from $465.0 million in the comparable prior-year period. Adjusting for the favorable effects of the 2004 acquisitions of approximately $7 million and the net favorable effects of foreign currency translation of approximately $4 million, Outsourcing revenues increased 10% over the pro forma comparable prior-year period. The growth was driven primarily by new clients and an increase in services to existing clients in both the HR BPO business and in benefits administration.

Reported Outsourcing segment income (which excludes certain shared services costs not allocated to segments) increased 8%, to $85.8 million in the quarter, compared to $79.7 million in the prior-year quarter. Exclusive of the effects of integration and retention costs related to the merger with Exult of approximately $2.9 million, reported Outsourcing segment margin was 17.0%, compared to 22.4% in the prior-year quarter. The decline was principally driven by the inclusion of Exult in the current-year period.

On a pro forma basis, Outsourcing segment income increased 3% in the quarter, to $85.8 million, from $83.3 million in the first quarter of 2004. Adjusting for the effects of the 2004 acquisitions of approximately $1 million, Outsourcing segment margin was 16.5%, compared to 17.9% in the pro forma comparable prior-year quarter. The margin decline is due to delayed timing of new outsourcing agreements relative to anticipated levels, increases in outside vendor expenses, and integration and retention costs related to the merger. The decline was partially offset by the absence of loss reserve charges recorded in the prior-year quarter for two initial HR BPO clients.

As of December 31, 2004, the Company was serving 18.8 million end-user benefits participants, an increase of 8%, compared to the 17.4 million benefits participants served at the end of the prior-year quarter. Total benefits participants for the quarter consists of 6.9 million health and welfare participants, 6.4 million defined benefit participants and 5.4 million defined contribution participants.

As of December 31, 2004, the Company was serving 635,000 client employees with HR BPO services. With the recent announcements of HR BPO relationships with Rockwell Automation and two new additional large clients, the Company has been awarded seven new HR BPO contracts since the closing of the merger with Exult on October 1.

Including these recent additions, the Company now has approximately $180 million of annualized Outsourcing revenue in backlog (defined as a signed contract or letter of intent), of which over 75% is related to HR BPO services, and the remainder is for stand-alone benefits services.

The Company has approximately $225 million of annualized Outsourcing revenue in the pipeline (defined as a formal proposal outstanding), of which over 65% is related to HR BPO.

Consulting

Consulting segment revenues increased 7% in the first quarter, on both a reported and a pro forma basis, to $190.0 million, from $176.9 million in the first quarter of 2004. Adjusting for the net favorable effects of foreign currency translation of approximately $8 million, and the favorable effects of the acquisition of the majority interest of the Company’s Puerto Rico operations of approximately $1 million, Consulting revenues increased 3% over the prior-year quarter. Growth in retirement plan management consulting and discretionary consulting services was offset by lower revenues in health benefit management consulting.

Consulting segment income (which excludes certain shared services costs not allocated to segments) increased 16%, to $26.0 million, in the first quarter of 2005, compared to $22.4 million in the first quarter of 2004. Consulting segment margin on a reported basis was 13.7% in the first quarter, compared to 12.7% in the prior-year quarter. The increased margin was primarily due to increases in the European region, driven by a combination of higher revenues and a low comparable in the prior-year quarter due to facility exit costs in that period. The improvement was partially offset by lower margins in the health management consulting business due to a shift in the timing of these services to later in the year.

On a pro forma basis, Consulting segment income grew 13% in the quarter, to $26.0 million, from $23.0 million in the first quarter of 2004. On this basis, Consulting segment margin was 13.7%, compared to 13.0% in the prior-year quarter. In addition to the drivers mentioned on a reported basis, pro forma results in the prior-year quarter are slightly higher due to the effect of adding Exult to the base for the allocation of certain fixed costs.

Unallocated Shared Services Costs

Reported unallocated shared services costs were $45.7 million, 6.4% of revenues, in the first quarter, compared to $42.1 million, 7.9% of revenues, in the prior-year quarter.

On a pro forma basis, unallocated shared services costs in the first quarter were $45.7 million, 6.4% of revenues, compared to $45.6 million, 7.1% of revenues, in the prior-year quarter. The decline in expenses as a percentage of revenues reflects the addition of Exult, as well as increased leverage of overhead costs.

Operating Margin

Reported total Company operating income for the quarter was $61.7 million, and included $4.4 million of pre-tax expenses for the one-time, IPO-related grant of restricted stock to employees, and $8.1 million of costs and $4.2 million of synergy savings referred to above related to the merger with Exult. Total Company operating income for the prior-year quarter was $55.9 million and included $4.1 million of pre-tax expenses for the IPO-related grant of restricted stock to employees. Reported total Company operating margin was 8.7%, compared to 10.5% in the prior-year period. Adjusting for the $4.4 million and $4.1 million pre-tax charges for the fiscal 2002 IPO-related grant of restricted stock to employees for the fiscal 2005 and 2004 first quarters, respectively, total Company core operating income for the quarter grew 10%, to $66.2 million, from $60.0 million in the first quarter of 2004. On this basis, total Company operating margin was 9.3%, compared to 11.3% in the prior-year quarter. The decline was primarily due to lower Outsourcing margins resulting from the addition of Exult to the mix. Improved Consulting margins and leverage of centrally managed unallocated shared services costs only partially offset the decline.

On a pro forma basis, total Company operating income grew 9% in the quarter, to $61.7 million, from $56.6 million in the prior-year quarter. On this basis, total Company operating margin was 8.7%, compared to 8.8% in the prior-year quarter. Lower Outsourcing margins were only partially offset by improved Consulting margins and leverage of unallocated shared services costs.

Cash Flow and Investments

Cash flow from operations was $50.7 million in the first quarter, compared to $45.8 million in the prior-year quarter, an increase of 11%. Free cash flow, defined as cash flow from operations less investments (which includes capital expenditures of $17.4 million, and capitalized software of $14.8 million) increased 15%, to $18.2 million, for the first quarter, versus $15.9 million in the prior-year quarter. (Capital expenditures in the first quarter of 2004 were $17.0 million, and capitalized software was $11.9 million.) The increase was primarily due to an improvement in the timing of receivables collections, and the Company’s improved operating performance in the quarter. The increase was partially offset by a higher annual incentive payout in fiscal 2005 for the 2004 fiscal year, versus a lower payout in fiscal 2004 from fiscal 2003 accruals.

Share Repurchase

During the first quarter of fiscal 2005, the Company repurchased approximately 1.7 million Class A shares at an average price of $27.85, for a total of approximately $47 million. At December 31, 2004, the Company had approximately $103 million of share repurchase authority remaining.

Hewitt also announced that its board of directors has authorized the Company to repurchase up to $300 million of Hewitt’s Class A, B and C common shares, depending on market conditions and other customary factors, in the next twelve months. The repurchase may be executed through open market purchases, tender offers, privately negotiated purchases, or other means. This program replaces the remainder of the $150 million share repurchase program previously in place. Expectations described in the Business Outlook section exclude the effect of any share repurchase.

Business Outlook

For fiscal 2005, the Company expects total Company net revenue growth of approximately 31% to 35%, or approximately 9% to 11% on a pro forma basis. The revenue growth forecast comprises approximately 45% to 50% growth in Outsourcing (approximately 10% to 13% on a pro forma basis) and 4% to 8% growth in Consulting. The Company continues to expect core operating margins of around 9.5%, including Outsourcing segment margins of about 14% to 15%, Consulting segment margins of greater than 18%, and unallocated shared services costs of around 6.5% of total revenue. The Company continues to expect core earnings in fiscal 2005 of about $152 million to $156 million, including about $20 million of estimated expenses related to the amortization of Exult acquisition-related intangible assets, approximately $20 million of integration and retention costs related to the merger and approximately $25 million of estimated operating synergies. The company expects free cash flow of $175 million to $190 million. Should the rate of new client acquisition change, which would impact the amount of required set-up costs, expectations for cash flow could differ.

For the second quarter of fiscal 2005, the Company expects total Company net revenue growth of about 27% to 29% (approximately 7% to 8% on a pro forma basis) and core earnings of about $33 million to $35 million, including expenses related to the amortization of intangible assets and integration and retention costs, as well as estimated operating synergies.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss first quarter results and the Company’s outlook for the remainder of fiscal 2005. The live presentation is accessible through the Investor Relations section of Hewitt’s Web site at www.hewitt.com. The Webcast will be archived on the site for approximately one month. During the call, management will discuss “core earnings,” and with the addition of Exult, Inc. for the first time to reported results, “pro forma earnings,” both non-GAAP financial measures. A full reconciliation of core earnings to GAAP earnings, and the computation of pro forma earnings, is included in this press release and posted on our Web site. This release will be under the Investor Relations section of www.hewitt.com.

About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The firm consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 300 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 19,000 associates. For more information, please visit: www.hewitt.com.

Forward-Looking and Pro Forma Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger between Hewitt and Exult, including future financial and operating results, Hewitt’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the heritage Hewitt and Exult businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from merging Hewitt and Exult may not be fully realized or may take longer to realize than expected; disruption from the merger, making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulations in the U.S. and internationally. Additional factors that could cause Hewitt’s results to differ materially from those described in the forward-looking statements can be found in Hewitt’s most recent Form 10-K and most recent prospectus filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov).

The unaudited pro forma combined fiscal 2004 financial statements are presented for illustrative purposes only and are not indicative of the results of operations that might have occurred had the merger with Exult actually taken place as of the dates specified, or that may be expected to occur in the future. They do not assume any benefits from cost savings or synergies, and they do not reflect any integration costs that the combined company realized or incurred after the merger. The unaudited pro forma combined financial statements do reflect the estimated effect of Exult’s adoption of Hewitt’s accounting policy of recognizing revenue based upon delivery of services. Hewitt’s ongoing service revenues are typically billed and recognized on a monthly basis as services are rendered. Exult’s policy was to recognize revenue for long-term multi-deliverable process management contracts for each reporting period based on the proportion of contract costs incurred to date to then-current estimates of total contract costs. The effect of changes to total estimated contract revenues or costs was recognized in the period in which the determination was made that facts and circumstances dictate a change of estimate. For a more detailed description of Hewitt’s and the former Exult, Inc.’s revenue recognition policies, please refer to Hewitt’s first quarter Form 10-Q.

# # #

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

	Three Months Ended December 31,
	2004 (1)	2003	% Change
Revenues:
Revenues before reimbursements (net revenues)	$710,399	$531,964	33.5%
Reimbursements	14,889	18,725	(20.5)%

Total revenues	725,288	550,689	31.7%

Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards	420,345	340,204	23.6%
Initial public offering restricted stock awards	4,426	4,119	7.5%
Reimbursable expenses	14,889	18,725	(20.5)%
Other operating expenses	185,644	104,726	77.3%
Selling, general and administrative expenses	38,251	26,985	41.7%

Total operating expenses	663,555	494,759	34.1%

Operating income	61,733	55,930	10.4%
Other expenses, net:
Interest expense	(5,458)	(4,836)	12.9%
Interest income	2,289	329	n/m
Other income (expense), net	(895)	(1,872)	(52.2)%

Total other expenses, net	(4,064)	(6,379)	(36.3)%

Income before income taxes	57,669	49,551	16.4%
Provision for income taxes	23,644	20,188	17.1%

Net income	$34,025	$29,363	15.9%

Earnings per share:
Basic	$0.29	$0.31	(5.6)%
Diluted	$0.28	$0.30	(5.5)%
Weighted average shares:
Basic	117,580,361	95,796,640	22.7%
Diluted	119,598,958	97,546,144	22.6%

n/m = not meaningful

(1)	The results of Exult, Inc. are included in the Company’s results from the acquisition date of October 1, 2004.

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

PRO FORMA COMPARISON

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

	Three Months Ended December 31,
	2004	2003 (1)	% Change
		Pro Forma
Revenues:
Revenues before reimbursements (net revenues)	$710,399	$641,847	10.7%
Reimbursements	14,889	18,725	(20.5)%

Total revenues	725,288	660,572	9.8%

Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards	420,345	379,954	10.6%
Initial public offering restricted stock awards	4,426	4,119	7.5%
Reimbursable expenses	14,889	18,725	(20.5)%
Other operating expenses	185,644	165,376	12.3%
Selling, general and administrative expenses	38,251	35,824	6.8%

Total operating expenses	663,555	603,998	9.9%

Operating income	61,733	56,574	9.1%
Other expenses, net	(4,064)	(6,871)	(40.9)%

Income before income taxes	57,669	49,703	16.0%
Provision for income taxes	23,644	20,378	16.0%

Net income	$34,025	$29,325	16.0%

Earnings per share:
Basic	$0.29	$0.25	16.0%
Diluted	$0.28	$0.24	16.7%
Weighted average shares:
Basic	117,580,361	117,889,466	(0.3)%
Diluted	119,598,958	119,869,085	(0.2)%

(1)	In accordance with SEC regulations for the determination of pro forma results, the prior year pro forma results assume that the Company’s merger with Exult had occurred on October 1, 2003, and exclude all related non-recurring adjustments to allow for comparability. A reconciliation of GAAP results to pro forma results can be found on our Web site at www.hewitt.com.

HEWITT ASSOCIATES, INC.

CORE EARNINGS AND CORE EARNINGS PER SHARE

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

Core Earnings and Core Earnings Per Share – a non-GAAP financial measure

The Company reported net income of $34 million, or $0.28 per diluted share, for the three months ended December 31, 2004, in accordance with accounting principles generally accepted in the United States of America. In assessing operating performance, the Company also reviews its results once all non-recurring or offering-related adjustments made in connection with the Company’s initial public offering have been removed. We call this measure of earnings “core earnings,” a non-GAAP financial measure. We believe this measure provides a better understanding of our underlying operating performance. For the three months ended December 31, 2004 and 2003, our core earnings and core EPS were:

Core Earnings and Core Earnings Per Share

	Three Months Ended December 31,
	2004	2003	% Change
Income before income taxes as reported	$57,669	$49,551	16.4%
Add back amortization of one-time initial public offering restricted stock awards	4,426	4,119	7.5%

Core pretax income	$62,095	$53,670	15.7%
Adjusted income tax expense (1)	25,459	22,005	15.7%

Core net income	$36,636	$31,665	15.7%

Core earnings per share:
Basic	$0.31	$0.32	(4.5)%
Diluted	$0.30	$0.32	(4.7)%
Core shares outstanding:
Basic (2)	119,202,328	98,362,358	21.2%
Diluted (3)	120,700,339	99,415,800	21.4%

(1)	Assumes an effective tax rate of 41.0%.

(2)	Shares are weighted for the time that they are outstanding as noted below. Core shares outstanding assumes that the following shares of common stock are outstanding—

For the entire period:

•	70,819,520 shares of common stock issued to FORE Holdings LLC for the benefit of our owners in connection with the transition to a corporate structure;

•	5,789,908 shares underlying the one-time, initial public offering restricted stock award less net forfeitures of 408,956 and 324,786 at December 31, 2004 and 2003, respectively, and 2,199,606 and 270,294 of treasury stock at December 31, 2004 and 2003, respectively.

Since the acquisition date, June 5, 2002:

•	9,417,526 shares issued in connection with the June 5, 2002, acquisition of the actuarial and benefits consulting business of Bacon & Woodrow.

Since the offering date, June 27, 2002:

•	11,150,000 shares of common stock issued in connection with the initial public offering weighted as of June 27, 2002;

•	1,672,500 shares of common stock issued in connection with the exercise of the over-allotment option for the initial public offering weighted as of July 9, 2002.

Since the Exult acquisition date, October 1, 2004:

•	22,092,086 shares of common stock issued in connection with the acquisition weighted as of October 1, 2004.

Throughout the periods presented:

•	24,801 and 10,749 shares of common stock, restricted stock and restricted stock units issued for Director compensation at December 31, 2004 and 2003, respectively.

•	221,042 and 35,808 shares of common stock issued to fulfill the exercise of stock options at December 31, 2004 and 2003, respectively.

(3)	In addition to the shares outstanding for core basic EPS, the dilutive effect of stock options and restricted stock and restricted stock units issued outside of the initial public offering restricted stock award calculated using the Treasury Stock Method as outlined in SFAS No. 128, Earnings Per Share, was 1,498,011 shares and 1,053,442 shares for the three-month periods ended December 31, 2004 and 2003, respectively.

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands)

Business Segments	Three Months Ended December 31,
	2004	2003	% Change
Outsourcing (1)
Revenues before reimbursements (net revenues)	$520,364	$355,083	46.5%
Segment income	85,785	79,681	7.7%
Segment income as a percentage of segment net revenues	16.5%	22.4%
Consulting
Revenues before reimbursements (net revenues)	$190,035	$176,881	7.4%
Segment income	26,045	22,433	16.1%
Segment income as a percentage of segment net revenues	13.7%	12.7%
Total Company
Revenues before reimbursements (net revenues)	$710,399	$531,964	33.5%
Reimbursements	14,889	18,725	(20.5)%

Total revenues	$725,288	$550,689	31.7%

Segment income	$111,830	$102,114	9.5%
Charges not recorded at the Segment level:
Initial public offering restricted stock awards (2)	4,426	4,119	7.5%
Unallocated shared services costs	45,671	42,065	8.6%

Operating income	$61,733	$55,930	10.4%

(1)	On October 1, 2004, the Company acquired Exult. As such, Exult’s results are included in the Company’s Outsourcing segment results from the acquisition date.

(2)	In connection with the Company’s initial public offering, the Company made a one-time restricted stock grant to associates, which vests over time. As such, related expenses of approximately $4 million were incurred in each of the three-month periods ended December 31, 2004 and 2003, respectively.

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

PRO FORMA COMPARISON

(Unaudited)

(Dollars in thousands)

Business Segments	Three Months Ended December 31,
	2004	2003	% Change
		Pro Forma
Outsourcing (1)
Revenues before reimbursements (net revenues)	$520,364	$464,966	11.9%
Segment income	85,785	83,283	3.0%
Segment income as a percentage of segment net revenues	16.5%	17.9%
Consulting
Revenues before reimbursements (net revenues)	$190,035	$176,881	7.4%
Segment income	26,045	22,988	13.3%
Segment income as a percentage of segment net revenues	13.7%	13.0%
Total Company (1)
Revenues before reimbursements (net revenues)	$710,399	$641,847	10.7%
Reimbursements	14,889	18,725	(20.5)%

Total revenues	$725,288	$660,572	9.8%

Segment income	$111,830	$106,271	5.2%
Charges not recorded at the Segment level:
Initial public offering restricted stock awards (2)	4,426	4,119	7.5%
Unallocated shared services costs	45,671	45,578	0.2%

Operating income	$61,733	$56,574	9.1%

(1)	In accordance with SEC regulations for the determination of pro forma results, the prior year pro forma results assume that the Company’s merger with Exult had occurred on October 1, 2003, and exclude all related non-recurring adjustments to allow for comparability.

(2)	In connection with the Company’s initial public offering, the Company made a one-time restricted stock grant to associates, which vests over time. As such, related expenses of approximately $4 million were incurred in each of the three-month periods ended December 31, 2004 and 2003, respectively.

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except for share amounts)

	December 31, 2004	September 30, 2004
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$155,257	$129,481
Short-term investments	260,485	183,205
Client receivables and unbilled work in process, less allowances of $21,158 and $21,732 at December 31, 2004 and September 30, 2004, respectively	548,774	522,882
Prepaid expenses and other current assets	86,084	50,546
Funds held for clients	65,050	14,693
Deferred income taxes, net	3,324	246

Total current assets	1,118,974	901,053

Non-Current Assets
Deferred contract costs	168,987	162,602
Property and equipment, net	250,384	236,480
Capitalized software, net	97,736	84,969
Other intangible assets, net	298,296	107,322
Goodwill, net	669,745	285,743
Other assets, net	43,127	29,805

Total non-current assets	1,528,275	906,921

Total Assets	$2,647,249	$1,807,974

LIABILITIES
Current Liabilities
Accounts payable	$27,388	$20,909
Accrued expenses	135,218	83,226
Funds held for clients	64,038	14,693
Advanced billings to clients	137,360	106,934
Accrued compensation and benefits	97,414	181,812
Short-term debt and current portion of long-term debt	32,389	13,445
Current portion of capital lease obligations	5,842	5,373
Employee deferred compensation and accrued profit sharing	61,025	49,450

Total current liabilities	560,674	475,842

Long-Term Liabilities
Deferred contract revenues	115,267	118,025
Debt , less current portion	225,660	121,253
Capital lease obligations, less current portion	79,491	79,982
Other long-term liabilities	99,158	83,063
Deferred income taxes, net	27,863	70,456

Total long-term liabilities	547,439	472,779

Total Liabilities	$1,108,113	$948,621

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(Dollars in thousands, except for share amounts)

	December 31, 2004	September 30, 2004
	(Unaudited)
STOCKHOLDERS’ EQUITY
Stockholders’ Equity
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 57,341,894 and 32,480,669 shares issued and outstanding, as of December 31, 2004 and September 30, 2004, respectively	$573	$325
Class B common stock, par value $0.01 per share, 200,000,000 shares authorized, 59,805,496 and 61,707,114 shares issued and outstanding as of December 31, 2004 and September 30, 2004, respectively	598	617
Class C common stock, par value $0.01 per share, 50,000,000 shares authorized, 4,368,162 and 4,391,862 shares issued and outstanding as of December 31, 2004 and September 30, 2004, respectively	44	44
Restricted stock units, 134,955 and 118,363 units issued and outstanding, as of December 31, 2004 and September 30, 2004, respectively	2,213	2,166
Additional paid-in capital	1,309,073	633,934
Cost of common stock in treasury, 2,199,906 and 526,518 shares of Class A common stock as of December 31, 2004 and September 30, 2004, respectively	(59,976)	(13,414)
Retained earnings	228,455	194,430
Unearned compensation	(41,561)	(27,799)
Accumulated other comprehensive income	99,717	69,050

Total stockholders’ equity	1,539,136	859,353

Total Liabilities and Stockholders’ Equity	$2,647,249	$1,807,974

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,
	2004	2003
Cash flows from operating activities:
Net income	$34,025	$29,363
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation	21,054	19,887
Amortization	15,778	10,628
Initial public offering restricted stock awards	3,882	3,503
Restricted stock awards	2,984	—
Director stock remuneration	84	20
Deferred income taxes	15,641	(450)
Realized losses on short-term investments, net	(91)	—
Changes in operating assets and liabilities, net of effect of acquisition:
Client receivables and unbilled work in process	53,180	(4,194)
Prepaid expenses and other current assets	179	(6,424)
Funds held for clients	(17,707)	5,616
Deferred contract costs	(5,900)	1,862
Accounts payable	(16,476)	5,715
Accrued compensation and benefits	(101,411)	(54,421)
Accrued expenses	(12,841)	26,052
Funds held for clients liability	16,695	(5,616)
Advanced billings to clients	24,551	6,929
Deferred contract revenues	(3,093)	(4,429)
Employee deferred compensation and accrued profit sharing	11,453	10,512
Other long-term liabilities	8,743	1,231

Net cash provided by operating activities	50,730	45,784
Cash flows from investing activities:
Sales (purchases) of short-term investments, net	32,964	14,500
Additions to property and equipment	(17,435)	(16,957)
Cash received from acquisitions, net of cash paid for transaction costs	4,617	(1,123)
Increase in other assets	(15,143)	(12,974)

Net cash provided by (used in) investing activities	5,003	(16,554)
Cash flows from financing activities:
Proceeds from the exercise of stock options	2,002	704
Short-term borrowings	27,756	14,491
Repayments of short-term borrowings	(15,033)	(4,803)
Repayments of capital lease obligations	(938)	(2,471)
Purchase of Class A common shares into treasury	(46,562)	—

Net cash provided by (used in) financing activities	(32,775)	7,921
Effect of exchange rate changes on cash and cash equivalents	2,818	575

Net increase in cash and cash equivalents	25,776	37,726
Cash and cash equivalents, beginning of period	129,481	67,785

Cash and cash equivalents, end of period	$155,257	$105,511

Supplementary disclosure of cash paid during the period:
Interest paid	$6,852	$5,831
Income taxes paid	6,148	4,507